Exhibit 99.3

Great Elm Capital Corp. DECLARES QUARTERLY CASH DISTRIBUTION

OF $0.10 PER SHARE

WALTHAM, MA, November 9, 2020 – Great Elm Capital Corp. (“we,” “us,” “our,” “GECC,” or “Great Elm BDC”), (NASDAQ: GECC), a business development company (BDC), today announced that Great Elm BDC’s Board set the distribution for the quarter ending March 31, 2021 at $0.10 per quarter.

The distributions will be paid in cash and covered by net investment income. The record and payment dates for the distribution are expected to be set by GECC in December pursuant to authority granted by the Board.

Peter A. Reed, GECC’s Chief Executive Officer, stated, “We were pleased to increase the cash portion of our distribution while maintaining a favorable overall return to shareholders following the completion of our rights offering. On an annualized basis, this currently represents a 9.6% yield on NAV (based on Net Asset Value of $90.8 million, or $4.18 per share, after giving effect to the rights offering) and a 15.4% yield on the November 6, 2020 closing price of $2.60.”

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC seeks to generate attractive, risk-adjusted returns through both current income and capital appreciation.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Exhibit 99.3

Media & Investor Contact:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com

Adam Prior

The Equity Group Inc.

+1 (212) 836-9606

aprior@equityny.com